Huifeng Bio-Pharmaceutical Technology, Inc.

Trading symbol: HFGB (OTCQB)
Huifeng Bio-Pharmaceutical Technology, Inc.
16D/F Ruixin Building, No. 25 Gaoxin Road
Xi’an City, Shaanxi Province, China 710075
Tel: +86-29-88224682
Fax: +86-29-88250444
Email:  ir@xahuifeng.com
www.hfgb.cn

Overview	Spring 2011

Huifeng Bio-Pharmaceutical Technology, Inc. (“Huifeng”) is a rapidly growing manufacturer and supplier of botanical extracts and raw ingredients used in the production of pharmaceuticals, nutraceuticals and foods in the People’s Republic of China (PRC). The Company is a leading Chinese producer and exporter of Rutin and Rutin-related plant derived flavonoids and a significant producer of Diosmin, both of which have powerful antioxidant and medicinal properties. Research has shown improved blood circulation, reduced blood pressure, alleviated varicose veins, and allergy & asthma relief, among many other benefits.

“High Quality Pharmaceutical Ingredients for Health & Wellness”

Founded in 2000, Huifeng Bio-Pharmaceutical Technology, Inc. produces, markets and sells plant extracts and raw materials used in pharmaceutical, nutraceutical and food production. The Company’s products, which include Rutin and Diosmin, are primarily in the chemical category called ‘flavonoids,’ which have been shown to have many medicinal benefits. Flavonoids have multiple end markets, including pharmaceuticals for both human and animals, nutraceuticals, as an additive for cosmetics, and in food processing plants for functional drinks and foods.

Strategically located in Shaanxi Province in North Central China, Huifeng sources raw materials for its products from wholesalers and farmers in the area's rich agriculture region. The Company has a decade long track record of providing high-quality products that are in demand around the world as ingredients for pharmaceutical, nutraceutical and food products. Its principal products, Rutin and Diosmin, are used as ingredients in therapies that target venous diseases, inflammation, and dermatitis among other chronic health issues. Diosmin has been used for more than 30 years as an oral phlebotonic drug and vascular-protecting agent as well as for hemorrhoidal disease, and has recently begun to be investigated for other therapeutic purposes, including cancer, premenstrual syndrome, colitis, and diabetes.

Investment Highlights

— Leading Market Position – Huifeng is the leading Chinese producer and exporter of both Rutin and Diosmin. Currently, only Brazil, Vietnam and China produce significant quantities of Rutin and only Huifeng holds a patent in China for one of the most efficient Rutin and Diosmin production methods. The Company is a major supplier of Rutin and is the only GMP-approved Chinese vendor of Diosmin.

— Solid Revenue Growth –  The Company has achieved significant revenue growth over the last five years and expects revenues to reach approximately $25 million in fiscal 2010, representing over a 900% increase. The first three quarters of 2010 showed a 100% increase in sales over the same period in 2009.  The Company is in the final stages of receiving its COS (European Certificate of Suitability) certification for Diosmin in Europe. Once received, Huifeng will be the only Chinese producer of Diosmin able to expand in Europe, which should allow the Company to significantly expand its customer base and increase revenues.

— Diverse Customer Base — Huifeng has a diverse client base, which includes customers in China, Japan, France, Hong Kong, Russia, India, Germany and the U.S. Huifeng has been able to establish strategic relationships with more than 60% of its customers, entering into long-term supply agreements generally in excess of two years.

— Strong R&D – Huifeng has devloped proprietary processes and advanced technologies to manufacture Ruitin and Diosmin efficienty while ensuring the highest quality. The Company continues to invest heavily in research and development.

Public Company Stats

Ticker: HFGB.QB
CIK: 0001119951
SIC Code:    5150
State of Incorporation: Nevada
Price (3/1/11):              $0.57
52-wk high/low:           $1.40/$0.45
Avg. volume (90-day):   35,029
Outstanding Shares:       26.5 million
Float:                               14.8 million

Market Capitalization:  $15.1 million
Price/Sales:                     0.65 (ttm)
Price/Book                      0.78 (mrq)

*Information per Yahoo! Finance, Edgar and Thomson. Data as of 3/1/11.

On the Web: www.hfgb.cn

Company Contact Information:
Ms. Bing He – Board Secretary
Tel: +86 139 9195 4170
Email: bing@xahuifeng.com

Investor Relations Contacts:
Nuwa Group Inc.
Email: qma@nuwagroup.com
Mr. Kevin Fickle
Tel: +1 925 330 8315
Mr. Kevin Ma
Tel: +1 415 425 0134

Hampton Growth, LLC
520 Broadway, Suite 350  #111
Santa Monica, CA 90401
Phone: +1 877 368 3566
Fax: 3109192902
info@hamptongrowth.com
www.hamptongrowth.com
Andrew Haag – North America
Tel: +1 877 368 3566
Robert Haag – Asia
Tel: +86 152 2174 3282

Market Drivers

The rapid growth of the neutriceutical and pharmaceutical markets in China is a strong driver for Huifeng’s to expand the domestic market for its products. China, which is currently the world’s third largest pharmaceutical market after the U.S. and Japan, is predicted to grow approximately 25% to more than $50 billion this year and will account for 21% of global sales growth in the pharmaceutical industry through 2013, according to IMS Health. China is expected to overtake Japan as the world’s second biggest pharmaceuticals manufacturer in 2015. As the country’s economy and population grows, a rising middle class has more to spend on health care.

Additionally, the country’s pharmaceutical industry is buoyed by strong government and tax incentives offers and savings. Given China’s large aging population the increasing number of affluent consumers and the government’s $124 billion health care reform plan, the pharmaceutical industry in China is exected to continue to grow strongly as the country strives to reach universal health coverage by 2020.

Company Highlights

Huifeng Bio-Pharmaceutical Technology, Inc. produces and sells plant extracts, biochemical products and pharmaceutical raw products in China and for export.
The Company possesses one of the most advanced and patented Rutin-refining technologies in China and is a major Rutin supplier for the world market. Huifeng  plays into the growing market for pharmaceuticals and Traditional Chinese Medicine (TCM) in China.

•     Major supplier of pharmaceutical raw materials, active pharmaceutical ingredients, and plant extracts
•     Focused on expanding extract production and new market penetration
•     Dominant Chinese producer of Rutin and Diosmin
•     Serves a diverse domestic and international client base
•     Maintains all Chinese qualifying certifications for domestic and international sales of plant extracts and related products
•     Possesses ISO9000:2001 and multiple national Good Manufacturing Practices (GMP) qualifications
•     New 600 ton capacity Diosmin factory should be completed by the third quarter of 2011, thereby increasing Diosmin production capacity 500%

Huifeng’s products and manufacturing practices have continually met international quality standards. In 2010, its GMP certificate was renewed, a qualification that enables it to sell its products without restriction in China. The Company is completing its final audit for the COS certification, which will allow it to sell its products throughout Europe.

Growth Strategy

The Company’s strategy for growth is to further expand its customer base and distribution reach in China and overseas. Key elements of the Company’s growth strategy include the following:

— Strategic Acquisitions – The Company continues to evaluate potential acquisitions that would expand its R&D and distribution capabilities and provide complementary product offerings to support its organic growth. In September 2010, the Company acquired Shangqiu Kexin Rutin Processing Ltd. For $1.75 million and expects Kexin’s net income to average $650,000 in each of the next three years.

— New Product Development and R&D – The Company plans to utilize its R&D and technological innovation expertise to develop new products and access state support for commercialization. Current state and province-funded projects include Rutin commercial and further Diosmin research. Potential grants provided by the state will help support the advancement of raw and finished TCM products.

— Strengthen Research Relationships – The Company plans to enter into new relationships and expand existing cooperation and research relationships with China’s leading medical and chemical engineering institutes.  Current relationships include those with Shaanxi GAP Engineering Research Center, Military Medical University, Northwest A&F University, and Dalian Institute for Light Industrial Design.

— Enter Patent Drug Market Within Two Years – Through the strength of its R&D and key partnerships, the Company believes it can enter the patent drug market and become a bona fide drug developer that makes and distributes its own products.

Management

Jing’an Wang, Founder, Chairman & CEO

Mr. Wang is Chairman & CEO of Huifeng Bio-Pharmaceutical Technology, Inc. and currently serves as President. He has over 15 years of experience in accounting and financial management. Before founding Huifeng in 2000, Mr. Wang was CFO of Wei Xing Enterprises from 1999 to 2000. In 2004, he received the “Entrepreneur of the Year” award from the Xi’an Hi-Tech Development Zone.

Mr. Wang holds an MBA from Northwestern University in Shaanxi and is a Certified Public Accountant (CPA).

Sanding Tao, CFO

Mr. Tao joined Huifeng Bio-Pharmaceutical Technology, Inc. in 2003 and serves as CFO. Prior to joining Huifeng, he served as VP of Finance for several technology and biotech firms. In addition, Mr. Tao served as CFO of Xian Lan Xi Science & Technology, Inc. from 1998 to 2000, and as CFO of Xian Xing Yi Science & Technology, Inc. from 2000 to 2003.

Mr. Tao is a graduate of Chinese Southern Financial College.

Bing He, Board Secretary

Ms. Bing He joined Huifeng Bio-Pharmaceutical Technology, Inc. as Sales Manager in 2007 and currently serves as Board Secretary and as assistant to the President. From 2006 to 2007 Ms. He was in charge of the business department of Brother Sewing Machine Xi’an Co. Ltd., a multinational corporation headquartered in Japan.

Ms. He is a graduate of Xi'an University of Financial and Economics with a major in Business English.

Disclaimer

Statements made in this Report which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, result of operations, future performance and business of Huifeng Bio-Pharmaceutical Technology, Inc., without limitation, (i) their ability to successfully implement the business plan and their ability to retain relationships with contractors, suppliers, individual representatives and/or government agencies; and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

This report was produced from information provided by the Company or otherwise available in publicly available resources.  The information herein is believed to be reliable but is not warranted as such.  You should perform your own due diligence to verify any material information presented herein, and review the Company’s public filings with the SEC.  This report is not a recommendation to buy or sell any securities.  Any decision to buy or sell securities should be made only after consultation with the appropriate financial advisors.  Investing in penny stocks carries inherent risk and you could lose all of your investment capital.